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                                                                  EXHIBIT (e)(6)

                         CROSS INDEMNIFICATION AGREEMENT


       THIS CROSS INDEMNITY AGREEMENT made this 1st day of October, 1997.

BETWEEN:

                  GULF CANADA RESOURCES LIMITED, a corporation governed by the laws of Canada (hereinafter referred to as "Gulf")

                                                               OF THE FIRST PART

                                      -and-

                  GULF INDONESIA RESOURCES LIMITED, a corporation governed by the laws of New Brunswick (hereinafter referred to as the Company")

                                                              OF THE SECOND PART

         WHEREAS the Company is a wholly-owned subsidiary of Gulf; and

         WHEREAS it is anticipated that a portion of the shares of the Company held by Gulf will be sold to the public in the Offering; and

         WHEREAS in anticipation of the Offering, Gulf transferred to the Company the shares of certain subsidiaries of Gulf; and the Company transferred to Gulf the shares of certain subsidiaries of the Company which have heretofore carried on business outside of Indonesia; and

         WHEREAS it is the intention of the parties hereto that they not assume any liabilities which may be associated with the subsidiaries transferred by each to the other; and

         WHEREAS the parties desire to provide certain other assurances relating to the Offering;

         NOW, THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and promises contained herein and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:



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                                    ARTICLE I
                                   DEFINITIONS

1.1 DEFINED TERMS.

         For the purpose of this Agreement, the following terms shall have the meaning ascribed thereto below unless otherwise specified:

"AFFILIATES" means, with respect to a Person, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any Person or entity, whether through the ownership of voting securities, by contract, employment or otherwise.

"AGREEMENT" means this Cross Indemnification Agreement, as amended from time to time pursuant to the terms hereof.

"COMPANY REORGANIZATION" means, collectively, (i) the transaction pursuant to which Gulf Canada transferred all of the issued and outstanding shares of Gulf Resources (Tungkal) Ltd., Gulf Resources (Merangin) Ltd., Gulf Resources (Calik) Ltd., Gulf Resources (Pangkah) Ltd., Gulf Resources (Sakala Timur) Ltd. and Gulf Resources (South Jambi) Ltd. to the Company in exchange for six fully paid and non-assessable Shares pursuant to the Share Exchange Agreement listed as Item 2 of Schedule A hereto; (ii) the transaction pursuant to which the Company purchased from Gulf all of the issued and outstanding shares of Clyde Petroleum Indonesia Ltd. pursuant to the Sale and Purchase of Shares Agreement listed as
Item 1 of Schedule A hereto; and (iii) the transaction pursuant to which a subsidiary of the Company purchased from a subsidiary of Gulf an interest in a production sharing contract relating to the Halmahera Block, Indonesia pursuant to the Share Sale Agreement listed as Item 3 of Schedule A hereto.

"CORRIDOR FINANCING" means the financing and related agreements relating to the Corridor Block Gas Project, as described under "Business and
Properties--Description of Properties--Corridor Block Gas Project" in the Prospectus.

"GULF REORGANIZATION" means the transaction pursuant to which Gulf Resources (NA.) Ltd. purchased all of the issued and outstanding shares of Asamera Resources Inc. from Asamera Minerals, pursuant to the Purchase and Sale of Shares Agreement listed as Item 1 of Schedule B hereto.

"OFFERING" means a public offering of Shares pursuant to the Prospectus following which Gulf will own less than all of the Shares.

"PERSON" includes an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a stock exchange, trustee in bankruptcy, receiver or any government, any political subdivision, any agency and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of government.



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"PROSPECTUS" means the final prospectus of the Company dated September o, 1997 relating to the initial public offering of Shares.

"SHARES" means common shares in the capital of the Company and includes any shares, however called, having attributes similar to those of common shares.

"TRANSFERRED INDONESIAN ASSETS" means the assets transferred to the Company in connection with the Company Reorganization.

"TRANSFERRED NON-INDONESIAN ASSETS" means the assets transferred to Gulf or its subsidiaries in connection with the Gulf Reorganization.

1.2 CONSTRUCTION.

         Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

1.3 REFERENCES.

         Unless otherwise specified, the references herein to "Sections", "Subsections" or "Articles" refer to the sections, subsections or articles in this Agreement.

                                   ARTICLE II
                                   INDEMNITIES

2.1 INDEMNIFICATION BY GULF.

(a) Gulf hereby covenants and agrees to protect, indemnify, defend and hold harmless the Company and its officers, directors, employees, agents, other representatives and controlled Affiliates (collectively, the "Company Indemnified Parties") from and against any and all threatened or actual claims, demands, causes of action, suits, proceedings (formal or informal), losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including costs of investigation, attorneys fees and court costs, sustained or incurred by or asserted against any Company Indemnified Party, whether under the provisions of any statute or otherwise, in any way caused by or arising directly or indirectly by reason, or in consequence, of:

         (i) the ownership or operation of the Transferred Non-Indonesian Assets, whether before or after the date hereof, or the Gulf Reorganization;

         (ii) any tax consequences to the Company of the Gulf Reorganization or the Company Reorganization, including, without limitation, any consequences of any determinations by Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"); provided, however, that the indemnity herein provided shall not be deemed to cover any income taxes the Company or its subsidiaries may be required to pay as a result of the ownership and operation of the Transferred Indonesian Assets;



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         (iii)    any untrue statement or alleged untrue statement of a material fact contained in any Offering registration statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading but only insofar as the same arise out of or are based upon an untrue statement or omission or alleged omission so made based upon information furnished by Gulf about Gulf (but not the Company) or its subsidiaries;

         (iv) any out-of-pocket expenses of the Company incurred in connection with the Offering;

         (v) the liquidation into the Company of Asamera Minerals Inc., a wholly-owned subsidiary of the Company ("Asamera Minerals"), or the ownership or operation of Asamera Minerals; and

         (vi) the agreements listed as Item 2 and Item 3 of Schedule B hereto, or the transactions contemplated therein, including any taxes arising from such transactions.

(b) If any matter or thing contemplated by this Clause 2.1 (any such matter or thing being hereinafter referred to as a "Claim") is asserted against any of the Company Indemnified Parties, or if any potential Claim contemplated by this clause 2.1 shall come to the knowledge of any Company Indemnified Party, the Company Indemnified Party concerned shall notify Gulf as soon as possible of the nature of such Claim (provided that any failure to so notify shall not affect Gulf's liability under this paragraph except to the extent that it is actually prejudiced thereby) and Gulf shall, subject as hereinafter provided, be entitled (but not required) at its expense to assume the defense of any suit brought to enforce such Claim; provided however, that the defense shall be conducted through legal counsel reasonably acceptable to the Company Indemnified Party and that no admission of liability or settlement of any such Claim may be made by Gulf or the Company Indemnified Party without, in each case, the prior written consent of all the other parties hereto, such consent not to be unreasonably delayed or withheld.

(c) In respect of any such Claim, a Company Indemnified Party shall have the right to retain separate or additional counsel to act on his or its behalf and participate in the defense thereof, provided that the fees and disbursements of such counsel shall be paid by the Company Indemnified Party unless (i) Gulf fails to assume the defense of such suit on behalf of the Company Indemnified Party within five Business Days of receiving notice of such Claim; (ii) Gulf and the Company Indemnified Party shall have mutually agreed to the retention of the other counsel, or (iii) the named parties to any such Claim (including any added third or impleaded party) include both the Company Indemnified Party, on the one hand, and Gulf, on the other hand, and the Company Indemnified Party shall have been advised by its counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interest between them (in which case Gulf shall not have the right to assume the defense of such Claim but shall be liable to pay the reasonable fees and expenses of counsel for the Company Indemnified Party).



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(d)      With respect to any of its related Company Indemnified Parties who are not parties to this Agreement, the Company shall obtain and hold the rights and benefits of Clause 2.1 in trust for and on behalf of such Company Indemnified Parties and the Company agrees to accept such trust and to hold the benefit of and enforce performance of such covenants on behalf of such persons.

2.2 INDEMNIFICATION BY THE COMPANY.

(a) The Company hereby covenants and agrees to indemnify and save harmless Gulf, each of its officers, directors, employees, agents, other representatives, shareholders and subsidiaries (other than the Company and its subsidiaries)(collectively, the "Gulf Indemnified Parties") from and against any and all threatened or actual claims, demands, causes of action, suits, proceedings (formal or informal), losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including costs of investigation, attorneys' fees and court costs sustained or incurred by or asserted against any Gulf Indemnified Party, whether under the provisions of any statute or otherwise, in any way caused by or arising directly or indirectly by reason, or in consequence, of:

         (i) the ownership or operation of the Transferred Indonesian Assets, whether before or after the date hereof;

         (ii)     the Corridor Financing; and

         (iii) any untrue statement or alleged untrue statement of a material fact contained in any Offering registration statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as the same arise out of or are based upon an untrue statement or omission or alleged omission so made based upon information furnished by Gulf about Gulf (but not the Company).

(b) If any matter or thing contemplated by this Clause 2.2 (any such matter or thing being hereinafter referred to as a "Claim") is asserted against any of the Gulf Indemnified Parties, or if any potential Claim contemplated by this Clause 2.2 shall come to the knowledge of any Gulf Indemnified Party, the Gulf Indemnified Party concerned shall notify the Company, as soon as possible of the nature of such Claim (provided that any failure to so notify shall not affect the Company's liability under this paragraph except to the extent that it is actually prejudiced thereby) and the Company shall, subject as hereinafter provided, be entitled (but not required) at its expense to assume the defense of any suit brought to enforce such Claim; provided however, that the defense shall be conducted through legal counsel reasonably acceptable to the Gulf Indemnified Party and that no admission of liability or settlement of any such Claim may be made by the Company or the Gulf Indemnified Party without, in each case, the prior written consent of all the other parties hereto, such consent not to be unreasonably delayed or withheld.



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(c)      In respect of any such Claim, a Gulf Indemnified Party shall have the right to retain separate or additional counsel to act on his or its behalf and participate in the defense thereof, provided that the fees and disbursements of such counsel shall be paid by the Gulf Indemnified Party unless (i) the Company fails to assume the defense of such suit on behalf of the Gulf Indemnified Party within five Business Days of receiving notice of such Claim; (ii) the Company and the Gulf Indemnified Party shall have mutually agreed to the retention of the other counsel, or (iii) the named parties to any such Claim (including any added third or impleaded party) include both the Gulf Indemnified Party, on the one hand, and the Company, on the other hand, and the Gulf Indemnified Party shall have been advised by its counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interest between them (in which case the Company shall not have the right to assume the defense of such Claim but shall be liable to pay the reasonable fees and expense of counsel for the Gulf Indemnified Party).

(d) With respect to any of its related Gulf Indemnified Parties who are not parties to this Agreement, Gulf shall obtain and hold the rights and benefits of Clause 2.2 in trust for and on behalf of such Gulf Indemnified Parties and Gulf agrees to accept such trust and to hold the benefit of and enforce performance of such covenants on behalf of such persons.

2.3 INDEMNIFICATION PROVISIONS CONTROL.

         Gulf and the Company hereby agree that to the extent that representations, warranties or indemnification provisions contained in any of the agreements listed in Schedules A and B hereto are inconsistent with the provisions of Sections 2.1 and 2.2 hereof, as applicable, the provisions of Sections 2.1 or 2.2 hereof, as the case may be, will be deemed to be controlling and will supersede such provisions of such other agreement.

2.4 CERTAIN GULF OBLIGATIONS.

         Gulf agrees that it will take all action, and enter into such agreements, contemplated to be taken by Gulf in that certain Commitment Letter between the Company and The Chase Manhattan Bank of Canada and Chase Securities Inc. dated September 20, 1997.

                                   ARTICLE III
                                  MISCELLANEOUS

3.1 NO THIRD PARTY BENEFICIARIES.

         Except to the extent a third party is expressly given rights herein, any agreement to pay an amount and any assumption of liability herein contained, expressed or implied, shall be only for the benefit of the parties and their respective legal representatives, successors and assigns, and such agreement or assumption shall not inure to the benefit of the obligors of any indebtedness of any party whomsoever, if being the intention of the parties hereto that no person or entity shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given right herein.



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3.2 NOTICES.

         Any notice, demand, or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, address as follows:

         (i) if the Company to:

                           Gulf Indonesia Resources Limited
                           21st Floor, Wisma 46, Kota BNI
                           J1. Jend. Sudirman, Kav. 1
                           Jakarta, Indonesia

                           Attn: Chief Operating Officer

         (ii) if to Gulf, to:

                           Gulf Canada Resources Limited
                           One Norwest Center
                           1700 Lincoln, Suite 5000
                           Denver CO 80203-4524

                           Attn: President

or to such other address and to the attention of such other person or officer as either Party may designate by written notice pursuant to this Section 3.2.

3.3 GOVERNING LAW.

         This agreement has been executed and delivered in and shall be interpreted, construed and enforced pursuant to and in accordance with the laws of Alberta.

3.4 ASSIGNMENT.

         No assignment of this Agreement or any of the rights of obligations set forth herein by either party shall be valid without the specific written consent of the other party.

3.5 WAIVER OF BREACH.

         The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or any other provision hereof.



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3.6 SEVERABILITY.

         In the event any provision of this Agreement is held to be unenforceable for any reason, such provision shall be severable from this Agreement if it is capable of being identified with and apportioned to reciprocal consideration or to the extent that it is a provision that is not essential and the absence of which would not have prevented the parties from entering into this Agreement. The unenforceability of a provision that has been performed shall not be grounds for invalidation of this Agreement under circumstances in which the true controversy between the parties does not involve such provision.

3.7 ARTICLE AND SECTION HEADINGS

         The article and section headings contained in this Agreement are for the reference purpose only and shall not effect in any way the meaning or interpretation of this Agreement.

3.8 AMENDMENTS AND CONTRACT EXECUTION

         This Agreement supersedes all previous contracts between the parties and constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement. No oral statement or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, such amendment to become effective on the date stipulated therein.



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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

                                       GULF CANADA RESOURCES LIMITED


                                       By: /s/
                                          --------------------------------------
                                          Name:
                                          Title: Senior Vice President

                                          /s/ JOANNE ALEXANDER

                                          ASSISTANT SECRETARY

                                       GULF INDONESIA RESOURCES LIMITED


                                       By: /s/ R. AUCHINLECK
                                          --------------------------------------
                                          Name: R. Auchinleck
                                          Title: Pres. & CEO

                                          /s/

                                          CORPORATE SECRETARY



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                                  Schedule "A"


1. Sale and Purchase of Shares Agreement dated as of the 19th day of August, 1997 between Gulf and the Company relating to the purchase by the Company from Gulf of the shares of Clyde Petroleum Indonesia Ltd.

2. Share Exchange Agreement made effective as of August 19, 1997 between Gulf and the Company relating to the sale by Gulf to the Company of the shares of certain subsidiaries of Gulf.

3. Share Sale Agreement made effective as of August 15, 1997 between Clyde Expro plc and Gulf Resources (Halmahera) Ltd., a wholly-owned subsidiary of the Company, pursuant to which Clyde Expro plc sold to Gulf Resources (Halmahera) Ltd. certain assets as described in such agreement.



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                                  Schedule "B"

1. Purchase and Sale of Shares Agreement dated as of the 11th day of July, 1997 between Gulf (N.A.) Limited and Asamera Minerals Inc. pursuant to which Asamera Minerals Inc. sold to Gulf (N.A.) Limited all of the shares of Asamera Resources Inc.

2. Agreement of Purchase and Sale made effective the 1st day of January, 1997 between Gulf, the Company and Asamera Minerals Inc. pursuant to which the Company sold to Asamera Minerals Inc. certain assets as described in such agreement.

3. Agreement of Purchase and Sale made effective the 1st day of January, 1997 between Gulf, the Company and Asamera Minerals Inc. pursuant to which Gulf sold to the Company certain assets as described in such agreement.